Exhibit 10.8

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) effective as of March 19, 2024 (“Effective Date”) is between BV POWER ALPHA, LLC, a Delaware limited liability company, having a mailing address at 1540 Broadway Ste 1010, New York, NY 10036 (“Company”), and NEW YORK CRYPTO CAPITAL INC., a Delaware corporation, having a mailing address at 19 West 44th Street, Suite 1001, New York, NY 10036 (“Client”).

WHEREAS, Client desires access to locate its Client Equipment (as defined below) at the Company Facility (as defined below) and receive certain Services (as defined below); and

WHEREAS, Company desires to provide such Services at its Company Facility (as defined below). The parties agree as follows:

1.	AGREEMENT STRUCTURE

(a) This Agreement provides general terms applicable to Company’s provision of certain services, which may include colocation, hosting, rack space, security, monitoring, maintenance, utilities, facility management, network and data access, technical support, and heat and thermal management services (“Services”) to Client in a data center owned and operated by Company or its affiliates and located in Spartanburg County, South Carolina (tax map number 6- 32-00-012.00) (“Company Facility”) on the terms set forth on Exhibit A attached hereto (“Order”).

2.	SERVICES AND COMPANY FACILITY

(a) Company will provide Client the Services at the Company Facility. Except as set forth in Section 7 hereof, this Agreement is not intended to and does not constitute a lease of any real or personal property or a grant of any other real property interest. Unless otherwise set forth in the Order, Client Equipment is owned by Client and will not be construed as fixtures or fittings or otherwise attached to the Company Facility. Company retains title to all racking, connectors, fittings, parts and other materials used or provided by Company at the Company Facility to provide Client the Services. Client acknowledges and agrees that access to the Company Facility may be provided only during Company’s ordinary business hours and only upon Company’s prior written consent, which shall be subject in all events to the terms of this Agreement and may be withheld, conditioned or delayed in Company’s sole discretion. Client will be liable for the actions of all persons accessing Company Facility on its behalf.

(b) Company has the right to review and the sole right to approve any delivery, installation (including, without limitation, the location and position of Client Equipment at the Company Facility), replacement or removal work with respect to Client’s computer hardware or other tangible equipment (“Client Equipment”) at the Company Facility. Client shall be fully responsible for delivering all Client Equipment to Company at the Company Facility on or before the applicable scheduled delivery date, each as specified in the Order. Client will be responsible for all risk of loss or damage to Client Equipment at all times until such Client Equipment is accepted by Company at the Company Facility.

(c) Client Equipment will adhere to Company’s specifications, procedures, rules, and regulations, including, without limitation, equipment labeling and tracking and security practices and policies for the Company Facility, all of which are incorporated herein by this reference. If Company determines in its sole discretion that Client Equipment or related operating software does not conform to its policies or is not suitable for the provision of Services at the Company Facility, Company may suspend installation of Client Equipment and operating software or commencement of the Services until Company approves of the Client Equipment and operating software. Company has no responsibility or liability for any loss or damage to Client Equipment, including without limitation any damage to Client Equipment, failure to adhere to any manufacturer warranty, the voiding of any manufacturer warranty or loss of or inability to collect under any manufacturer warranty, unless directly caused by the gross negligence, bad faith or willful misconduct of Company.

(d) Client is responsible for costs and expenses regarding the installation, repair, replacement and removal of Client Equipment and tariffs, taxes, shipping costs or other expenses associated with owning, shipping, importing or transporting Client Equipment. Upon any expiration or termination of this Agreement, Company will provide Client with a written notice, which may be by email (the “Retrieval Notice”), of the date when Client Equipment is ready to be removed from Company Facility, which will be at Client’s sole expense. Such notice will document the condition of Client Equipment being prepared for shipment, any outstanding amounts owed by Client to Company and Client shall have five (5) calendar days from the date set forth in the Retrieval Notice to pay any outstanding amounts owed to Company and remove at Client’s sole cost and expense Client Equipment from Company Facility. Client will hold Company harmless from any damage caused to Client Equipment during such pickup and removal of Client Equipment. The failure or delay by Client to retrieve Client Equipment on or before the date set forth in the Retrieval Notice will constitute abandonment of Client Equipment under the laws of the jurisdiction where the Company Facility is located and Company will be entitled to pursue at Client’s sole risk and expense all available remedies, including, without limitation, the actions set forth in Section 4(c), as applicable.

(e) In order to continue to provide the Services, from time to time Company may request, and Client shall promptly provide, information regarding Client Equipment, Client’s related operating software, Client’s systems, and other information reasonably necessary in Company’s provision of the Services.

(f) If software and services of a third party are requested by Client in conjunction with the Services (“Third Party Services”), Client acknowledges and agrees that such Third Party Services are the responsibility of the third party, subject to separate terms and conditions between such third party and Client and Company accepts no responsibility for the performance of such Third Party Services or any loss or damage arising from or associated with the provision of such Third Party Services.

3.	PAYMENT TERMS AND TAXES

(a) Company will invoice Client on the first business day of each month for all applicable fees for use of Company Facility and provision of Services as set forth in the Order. Client will pay all invoiced amounts in US dollars within three (3) business days of the date of the invoice (“Payment Date”). All payments must be (i) in US dollars wire into a bank account number as set forth in the Order; or (ii) to another account or form of payment directed by Company. Late fee shall be 2.0% per month per outstanding balance.

(b) All amounts payable to Company under this Agreement exclude applicable taxes. Client is responsible for (i) taxes related to its activities and the ownership and operation of Client Equipment; and (ii) taxes imposed, levied or assessed thereon by any governmental or other authorities. If Client is required to make any deduction, withholding or payment for taxes in any jurisdiction on amounts payable to Company, such amounts will be increased such that after making such deduction, Company receives an amount equal to what it would have received if such deduction, withholding or payment had not been made.

4.	TERM, TERMINATION, MODIFICATION AND SUSPENSION

(a) This Agreement commences on the Effective Date and continues on a month-to-month basis (each a “Term”) until terminated by either party upon fifteen (15) calendar days’ prior written notice to the other party or as otherwise permitted by Section 4(b) of this Agreement.

(b) Notwithstanding the foregoing, Company may terminate this Agreement upon written notice to Client if Client fails to pay an invoice within three (3) business days of the applicable Payment Date and take such other actions identified in Section 4(c) below.

(c) In addition to the remedy set forth in Section 4(b) above, if Client fails to pay all invoiced amounts within three (3) business days of the applicable Payment Date (an “Unpaid Balance”), or otherwise fails to perform any of its other non-monetary obligations under this Agreement after opportunity to cure such failure within five (5) calendar days of receipt of written notice from Company, Company may, in its sole discretion, take certain actions including, without limitation, the following actions, at Client’s sole risk and expense:

(i) suspend the provision of the Services;

(ii) disconnect Client Equipment and store it;

(iii) declare all amounts due under the Agreement through the balance of the applicable Term to be immediately due and payable;

(iv) operate Client Equipment for cryptocurrency mining and other activities at Company’s sole discretion, direct all resulting proceeds to Company’s own account, sell all resulting proceeds for US Dollars and pay power and other expenses associated with running Client Equipment until Company has recovered all amounts due, including, without limitation, any reinstatement, disconnection or storage fees or costs;

(v) terminate this Agreement; and

(vi) exercise all other rights under this Agreement, at law, in equity or otherwise.

Unless Company has terminated this Agreement, Company will reverse the suspension of the provision of the Company Facility and Services and disconnection of Client Equipment as soon as reasonably practical after it is satisfied Client has cured the acts or omissions giving rise to the suspension and disconnection. In connection with the foregoing, Company may charge a reinstatement fee. Thereafter, Company may, at its sole discretion, require an advance payment equal to the amount of one (1) billing invoice.

(d) Notwithstanding anything in this Agreement to the contrary, Company may suspend its provision of all or a portion of the Services and disconnect all of a portion of Client Equipment immediately if Company determines in its sole discretion that: Client’s use of the Services or Client Equipment (i) may adversely impact or pose a security risk to Company’s operation or maintenance of the Company Facility or Company’s other clients; (ii) may subject Company to liability; or (iii) is not in compliance with this Agreement or Company’s policies. Company will use commercially reasonable efforts to notify Client, which may be via email or telephone, of such suspension or disconnection. Company will use commercially reasonable efforts to reverse such suspension or disconnection as soon as reasonably practical after it is satisfied that Client has cured the acts or omissions giving rise to such suspension and disconnection. In connection with the foregoing, Company may charge a reinstatement fee. Further, Company may terminate this Agreement if such suspension or disconnection continues for at least two (2) calendar days. For clarity, during the period of suspension or disconnection, Client remains responsible for all fees and charges Client incurs during such period. Further, after the Effective Date, if Company determines in its sole and absolute discretion that as a result of any change in, or interpretation, introduction or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations, introduction or administration of the foregoing (a “Change in Law”), has resulted in an increase in Company’s cost of compliance with such Change in Law then Company may, in its commercially reasonable discretion, take certain actions, including, without limitation, the following actions, at Client’s sole risk and expense: (i) terminate this Agreement; and/or (ii) modify the Services as may be necessary to account for such Change in Law. Company will use commercially reasonable efforts to notify Client of such Company actions and the effective date of such actions.

(e) Further, and notwithstanding the Change in Law related costs above, after the Effective Date, if there are any increases, changes in, or introduction or administration of, any new taxes, levies, tariffs or governmental fees and charges with respect to the provision of Services, Company may, in its sole and absolute discretion, pass through all such amounts to Client (“Increased Costs”) and Client shall pay all Increased Costs in accordance with the payment and invoicing procedures as set forth in this Agreement.

(f) Company shall not be liable for any Client loss or damage whatsoever as a result of the exercise of its rights under this Agreement. Upon termination of this Agreement by Company, Company is entitled to recover from Client all loss or damages incurred by Company as a result of such termination, outstanding fees, costs, charges, assessments, reimbursements, and expenses (including, without limitation, costs of collection and reasonable attorneys’ fees).

(g) In addition to Section 4(e), the Company may terminate or suspend all or a portion of the Services if necessary to be in compliance with applicable law, rules, regulations, administrative or judicial orders or decree. Company will use commercially reasonable efforts to notify Client, which may be via email or telephone, of such suspension. Client agrees that the Company shall have no liability whatsoever to Client for any damage, loss, expense or cost as a result of such termination or suspension.

5.	WARRANTIES, LIMITATION OF LIABILITY, INDEMNITY

(a) Each party represents, warrants, and covenants that it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement. Company represents, warrants, and covenants that it will provide Company Facility and perform the Services in a professional and workmanlike manner. Client represents, warrants, and covenants (i) Client owns and has good title to Client Equipment, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance; (ii) Client Equipment has no defects, is in good condition and is adequate for the purpose it will be used, and is not in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost; (iii) Client Equipment has not experienced any failure or outage and has not been modified in any way from its original manufactured condition; (iv) Client Equipment is in a condition suitable for continued optimal cryptocurrency mining operations, including, without limitation, in the same manner as conducted prior to the Effective Date; (v) Client Equipment has been operated at all times indoors in an appropriate temperature-controlled environment and consistent with the manufacturer’s recommended temperatures and operating conditions; (vi) Client Equipment has always been transported and/or handled in a protected manner normally expected when transporting and/or handling sensitive computer hardware; (vii) Client will use the Services only for lawful purposes, and Client will not transmit, retransmit or store material with or in Client Equipment or with or in Company Facility in violation of any federal or state law or regulations or local code, rule, regulation or ordinance; (viii) Client will comply with applicable laws and regulations in connection with this Agreement; and (ix) Client is not in default under any hosting contract to which it is a party or any other agreement to which it is a party with a total value of $50,000 or more. Without limiting the foregoing, Client further represents, warrants, and covenants neither Client, any officer, director, employee, partner, controlling shareholder, affiliated entity nor anyone acting on Client’s behalf (A) has used or disclosed or will use or disclose non-public information obtained from Company, (B) has violated or will violate applicable anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, (C) has violated or will violate applicable anti-money laundering statutes, or (D) is a Denied Party or subject to any U.S. sanction imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(b) EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, COMPANY DOES NOT MAKE AND HEREBY DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, EXPRESS, IMPLIED AND STATUTORY WARRANTIES THAT COMPANY FACILITY OR SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. ALL COMPANY FACILITY AND SERVICES ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CLIENT’S USE OF THE COMPANY FACILITY AND SERVICES IS SOLELY AT ITS OWN RISK. CLIENT ACKNOWLEDGES AND AGREES THAT COMPANY DOES NOT AND CANNOT CONTROL THE FLOW OF DATA OR POWER TO OR FROM COMPANY’S NETWORK AND/OR THE INTERNET OR POWER GRID, WHICH ARE PROVIDED OR CONTROLLED BY THIRD PARTIES, AND THAT ACTIONS OR INACTIONS OF THIRD PARTIES CAN IMPAIR OR DISRUPT COMPANY’S CONNECTIONS TO THE INTERNET OR POWER GRID (OR PORTIONS THEREOF) INCLUDING, WITHOUT LIMITATION, INTERRUPTIONS IN SERVICE CAUSED BY GOVERNMENT REGULATIONS OR ORDERS, SYSTEM CAPACITY LIMITATIONS OR LIMITATIONS IMPOSED BY, OR FAILURES OF, AN UNDERLYING COMMUNICATIONS CARRIER. COMPANY WILL ENDEAVOR TO TAKE ACTIONS IT DEEMS APPROPRIATE IN ITS SOLE DISCRETION TO REMEDY AND AVOID SUCH EVENTS. HOWEVER, COMPANY CANNOT AND DOES NOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR, AND COMPANY DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS. COMPANY HEREBY DISCLAIMS ALL RESPONSIBILITY FOR THE ACTS OR OMISSIONS BY COMPANY’S OTHER CUSTOMERS AND CLIENTS AND OTHER THIRD PARTIES.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES (EXCEPT THAT CLIENT SHALL BE LIABLE FOR ANY FEES OR OTHER AMOUNTS OWED TO COMPANY UNDER THIS AGREEMENT); (IV) LOSS, INTERRUPTION OR USE OF DATA OR LOSS OF USE OF CLIENT EQUIPMENT; (V) ANY CONSEQUENTIAL OR INDIRECT DAMAGES; OR (VI) COST OF COVER, ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COMPANY’S TOTAL LIABILITY TO CLIENT IN THE AGGREGATE FOR THE ENTIRE TERM (REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES) WILL NOT EXCEED AN AMOUNT EQUAL TO ONE

(1) MONTHS FEE PAYABLE TO COMPANY PURSUANT TO THIS AGREEMENT.

(e) EXCEPT FOR CLIENT’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 4, 5(a), 5(h) AND 6, AND LOSS OR DAMAGE ARISING OUT OF CLIENT’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, THE LIMITATIONS SET FORTH IN SECTIONS 5(c) AND 5(d) WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

(f) Client hereby waives the right to bring any claim against Company arising out of or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is terminated. Each party recognizes and agrees that the warranty disclaimers, limitations of liability and remedy limitations in this Agreement are materially bargained for by the parties.

(g) Client acknowledges that cryptocurrency price movement, cryptocurrency difficulty, and legal and regulatory risks could have a material adverse impact on cryptocurrencies, cryptocurrency mining, Client Equipment, Services, and this Agreement. Client assumes responsibility for all such risks, and Company disclaims all types of liabilities or loss of funds that may arise as a result.

(h) Client shall indemnify, defend and hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to (i) death, personal injury, bodily injury or property damage caused by Client or Client’s customers or clients or Client Equipment; (ii) breach of Client’s representations, warranties, or covenants in this Agreement; (iii) fraud, bad faith, negligence or willful or reckless conduct of or by Client or Client’s customers or clients; (iv) Client’s or Client’s customers’ or clients’ use of the Company Facility, Services, or Client Equipment; (v) any claim whatsoever by Client’s customers or clients, or any third party related to the Services or Client Equipment; or (vi) any change in, or interpretation or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations or administration of the foregoing.

6.	CONFIDENTIAL INFORMATION

(a) Each party acknowledges that it and its employees or agents may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to the other party, including, without limitation, business plans, strategies, forecasts and projections and information about business structures, operations, systems, finances, assets, investments, investment strategies, software and other technology systems, and personnel, customers and suppliers (collectively, “Confidential Information”). Company’s Confidential Information also includes the design, address and location of the Company Facility (which is deemed to be not publicly known), the Services provided, equipment used at the Company Facility, the configuration of cables, networks and services at the Company Facility and the terms of this Agreement. Neither party may use or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement and will not disclose any Confidential Information to any person or entity other than to its employees who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement. Each party shall use the same measures that it uses to protect its own most confidential and proprietary information to protect the Confidential Information from use or disclosure in violation of this Agreement, but in no event less than commercially reasonable measures.

(b) The restrictions on use of Confidential Information do not apply to information if it (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. For the avoidance of doubt, the mere placement of materials or equipment containing information at the Company Facility does not constitute disclosure of such information to Company.

(c) Upon termination or expiration of this Agreement, or at any other time at the request of the other party, each party shall return to the other party, or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

(d) Neither party may use the other party’s trademarks, service marks, trade names, copyrights, other intellectual property rights or other designations in any promotion, publication or press release without the prior written consent of the other party in each case.

7.	SECURITY INTEREST

(a) Client hereby grants to Company a first position security interest in, all of the right, title and interest of Client in and to the Client Equipment as security for the payment and performance of the obligations set forth in this Agreement. This Section 7 is intended to grant in favor of Company a second position security interest in all of the Client Equipment. Client authorizes Company and its counsel to file UCC financing statements in form and substance satisfactory to Company, describing the collateral as all of the Client Equipment or using words with similar effect.

8.	INSURANCE

(a) Client agrees to maintain the following insurance, at its expense, at all times during each Term, with insurers having a minimum AM Best rating of A- VII or S&P rating of A: (i) Commercial General Liability or Public Liability Insurance with a limit of US $2,000,000 per occurrence, US $4,000,000 in the aggregate (or the local currency equivalent), provided these limits may be achieved through a combination of primary and excess policies and such insurance will include coverage for bodily injury and property damage.

(b) Client will furnish Company with certificates of insurance upon request that evidence the minimum levels of insurance set forth herein, list Company as an additional insured or interested party on the Commercial General Liability or Public Liability Insurance and designate that Client’s insurance is primary and non-contributory Client will provide at least thirty (30) days’ prior written notice to Company of any non-renewal or cancellation of the policies referenced above.

9.	MISCELLANEOUS

(a) Notice. Except where expressly provided in this Agreement, all notices, consents, or approvals required by this Agreement will only be in writing and sent by email, overnight courier, certified or registered mail, or delivery by hand to the parties at the respective addresses set forth below. Notice is effective when received.

(i) To Company: BV Power Alpha LLC, 1540 Broadway Ste 1010, New York, NY 10036

(ii) To Client: New York Crypto Capital Inc., 19 West 44th Street, Suite 1001, New York, NY 10036

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written or oral, as well as any industry custom. Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty other than as expressly set out in this Agreement. This Agreement may be executed in two (2) or more counterparts (and the signature pages may be delivered with ink or electronic signature or by e-mail), each will be deemed an original, but all together will constitute one and the same instrument. Except where otherwise expressly provided in this Agreement, this Agreement may be amended only by the written agreement of both parties.

(c) Survival. Any provision of this Agreement, which, by its nature, would survive termination or expiration of this Agreement will survive any such termination or expiration, including, without limitation, those provisions concerning confidentiality, indemnification and limitation of liability.

(d) Subcontracting and Assignment. Company may permit any affiliate, independent contractor or other third party to perform any of Company’s obligations hereunder provided that Company remains primarily liable for the performance of its obligations. Company may assign, delegate, or transfer this Agreement or any of its rights and obligations hereunder without notice to or prior written consent of Client. Client may not assign, delegate or transfer this Agreement or any of its rights and obligations hereunder without the prior written consent of Company. Any assignment or transfer in violation of this Agreement is void. This Agreement will be binding upon and inure to the benefit of all permitted successors and assigns. Nothing in this Agreement is intended to or will confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

(e) Force Majeure. Except for Client’s obligation to pay amounts owed under this Agreement, neither party will be responsible or in any way liable to the other party, and neither party will have any termination or other rights, arising out of or relating to a Force Majeure Event. A “Force Majeure Event” is a failure by the other party to perform any of its obligations under this Agreement if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, terrorist act, fire, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health epidemic or any law, order, regulation or other action of any governing authority or agency.

(f) Governing Law; Submission to Jurisdiction. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

(g) General. The rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a party would otherwise have. The parties are independent contractors, and this Agreement does not establish any relationship of partnership, joint venture, employment, franchise or agency between them. Neither party may bind the other or incur obligations on the other’s behalf without the other’s prior written consent. There are no third-party beneficiaries to this Agreement. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day and year first above written.

COMPANY:

BV POWER ALPHA, LLC,
a Delaware limited liability company

By:	/s/ Matthew Feast
Name:	Matthew Feast
Title:	President
Date:	March 19, 2024

CLIENT:

NEW YORK CRYPTO CAPITAL INC.
A Delaware corporation

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO
Date:	March 19, 2024

EXHIBIT A ORDER

This Order, including the terms and conditions hereunder, incorporates by reference the terms of the Master Services Agreement dated as of March 19, 2024 (the “Agreement”) between Company and Client. If any terms of this Order conflict with the terms of the Agreement, the terms of this Order shall govern. Capitalized terms used but not defined in this Order shall have the meanings ascribed in the Agreement.

Commencement Date:	Effective Date or the actual date of the first delivery of any Units by Client to Company Facility if such Units are not delivered on the Effective Date.
Company Facility:	Spartanburg County, South Carolina (tax map number 6-32-00- 012.00)
Network:

Company to install and manage computer network at Company Facility and any “Foreman Servers”. Client shall be responsible for costs associated or incurred in connection with the Foreman Servers, including, but not limited to, any licenses required to operate such

Foreman Servers.

Client Equipment hosted:	Quantity* & Type of Unit (the “Units”)	Assumed power consumption per Unit (KWh): 3.4 KWh
Approx. 600 Avalon A1246

*Quantity of Units subject to increase upon mutual agreement between Company and Client.
Unit Serial Numbers:	Client shall, as expeditiously as possible, provide Company with durable identification stickers which are to fixed upon each of Client’s Units by Company upon receipt.
Hosting-Services Rate:	Either A) USD $.0715/KWH or B) 75% of profit after electric bill
Curtailment:	Company has the right to initiation, maintenance, cessation and curtailment of electricity at Company Facility at its sole discretion.
Client Equipment Repairs and Repair Handling Fees:

Upon written request from Client, Company shall help procure repairs services for Client Equipment (or contract for third parties to perform such repairs) and Company shall be paid (or shall pay to such third parties on behalf of Client, if applicable) at a rate equal to $100.00 per miner (“Repair Handling Fees”) in addition to any and all third party repair service providers. All Repair Fees incurred shall be paid with 5 busiess days upon invoicing.

Deposit and Racking Fees Due Prior to Installation:

USD $150,000.00 (“Deposit”), of which, $30,000 is due prior to the Effective Date. Thereafter, 75% of the profit, defined as Client’s revenue net of its electric costs, fees for services, repair handling fees and other costs if applicable, shall be paid to Company until Company has received the remaining deposit of $120,000 in full.

If Company racks and sets up, the fee is USD $50 per miner for connecting and getting miners online and hashing. This amount is $30,000 for 600 miners.

Estimated Delivery Date:

Effective Date, provided that Client shall notify Company as soon as reasonably possible in advance if Units will not be delivered by the Effective Date. Company may terminate this Agreement if substantially all the Units are not delivered within seven (7) days of the Effective Date.

Fees:

Client shall pay to Company a payment of fees for Services within 3 business days of receiving invoice for prior month.

At the beginning of following month, Company shall calculate the actual Fees for services for the last month based on the following formula: Actual Fees for Services = Actual Power Consumption in Foreman for last month for the Client’s miners X (multiply by)

$0.0715/KWH. If Client is unprofitable at the rate of $0.0715/KWH, Client shall have the option to pay 75% of revenue after electric costs, which, instead of $0.0715/KWH, shall be the actual cost per KWH that the Manager pays to its power suppliers for the Actual Power Consumption.

Fees payable pursuant to Section 4 in connection with Service Termination/ Suspension	Equipment disconnection fee: $25/Unit Storage Fee: $10/month/Unit Reinstatement fee: $25/Unit